Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR 2006 THIRD QUARTER
— Total revenue exceeds $4 million; Acthar Gel sales increase 94% over Q3 2005 —
Union City, CA – November 2, 2006 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reported its financial results for the third quarter ended September 30, 2006. Total net product sales for the third quarter of 2006 were $4.0 million, up 22% from $3.3 million in the second quarter of 2006. Net loss applicable to common shareholders totaled $1.5 million, or $0.03 per share, for the third quarter of 2006, compared to net loss applicable to common shareholders of $2.2 million, or $0.04 per share, for the second quarter of 2006.
In addition to sales growth, several significant developments in the 2006 third quarter and more recently include:
•	The U.S. Food and Drug Administration (FDA) accepted for review Questcor’s supplemental new drug application (sNDA) seeking approval for Acthar for the treatment of infantile spasms. Questcor anticipates that the FDA will take action on the sNDA during the second quarter of 2007. No drug is currently approved in the United States for the treatment of infantile spasms.

•	Doral® (quazepam) was launched by Questcor’s national sales force in July.

•	Questcor expanded its sales force by 10%, adding coverage to four new territories. These representatives began calling on neurologists at the beginning of October.

•	Questcor completed the expansion of its executive team through the addition of Steven Halladay, Senior Vice President, Clinical and Regulatory Affairs and Eric Liebler, Senior Vice President, Strategic Planning and Communications.
“Our progress in the third quarter reflects Questcor’s commitment and ability to grow our marketed products while we continue to expand the breadth and scope of our efforts to become a leading CNS–focused specialty pharmaceutical company. In addition to our growing commercial efforts, the past quarter saw the acceptance for review of our sNDA for the treatment of infantile spasms by the FDA. We also began to increase our support for the use of Acthar to treat MS flares through the initiation of new clinical studies to support this important indication,” said James Fares, President and CEO of Questcor.

“As our forty sales specialists continue to establish relationships with their physicians, and the first new data on Acthar in decades begins to become available early in 2007, we expect that we will continue to see robust long-term growth. Equally important and essential to our efforts to become a leading CNS–focused specialty pharmaceutical company is clear progress before the end of the year toward our goal of developing a robust clinical pipeline that can be developed at a comparatively low cost with reduced clinical risk, and complement our marketed products,” he continued.
Financial Results for the Three and Nine Month Periods Ended September 30, 2006
Total net product sales were $4.0 million and $9.4 million for the three and nine months ended September 30, 2006, respectively. Net product sales of Acthar were $3.8 million for the third quarter of 2006, an increase of 18% over net sales of $3.2 million in the second quarter of 2006 and an increase of 94% over net sales of $2.0 million in the third quarter of 2005. Acthar net product sales were $9.0 million for the nine months ended September 30, 2006, an increase of 29% over net product sales of $7.0 million for the nine months ended September 30, 2005. The increase in Acthar net product sales results from increased promotion by Questcor’s expanded sales force and targeted marketing initiatives. Net product sales of Doral were $256,000 for the third quarter of 2006, an increase of 121% over net sales of $116,000 in the second quarter of 2006. Questcor began selling Doral in late May and promoting the product in mid-July.
Operating costs and expenses were $5.8 million and $16.7 million for the three and nine month periods ended September 30, 2006, respectively. Selling, general and administrative expenses were $4.2 million for the third quarter of 2006, which approximated the selling, general and administrative expense for each of the first and second quarters of 2006. Questcor added four additional sales representatives and two new executive officers in the third and fourth quarters of 2006.
As of September 30, 2006, Questcor’s cash, cash equivalents and short-term investments totaled $9.3 million, a reduction of $2.1 million from June 30, 2006. During the third quarter of 2006, Questcor used $2.4 million of cash in operations, which included $1.4 million for the purchase of raw material and finished goods inventories, and received $0.3 million in cash from the exercise of stock options. In connection with its acquisition of Doral, Questcor will make an additional payment of $1.5 million after the approval of the new manufacturer of the Doral active pharmaceutical ingredient. As of September 30, 2006, Questcor had 57,216,721 common shares and 2,155,715 Series A preferred shares outstanding.
Significant changes to Questcor’s business in 2006 and 2005 impacting the comparability of Questcor’s results for the three and nine months ended September 30, 2006 included the sale of Questcor’s non-core products Nascobal®, Ethamolin® and Glofil®-125 and the retirement of Questcor’s outstanding debt and convertible debentures in 2005, the elimination of Questcor’s Series B preferred stock and the expansion of Questcor’s sales force in the first quarter of 2006, and Questcor’s acquisition of Doral in the second quarter of 2006.
Quarter Ended September 30, 2006 Conference Call — Questcor will be hosting a conference call to discuss these results on Thursday, November 2, 2006 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 9570523. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
A telephonic replay of this call will be available from 9:00 p.m. Eastern Time on Thursday, November 2, 2006 through 11:59 p.m. Eastern Time on Thursday, November 9, 2006. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 9570523.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia, characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, marketing and regulatory risks, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
Senior Vice President, Strategic Planning and Communications
510-400-0740
IR@Questcor.com

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net product sales	$4,045	$3,558	$9,384	$12,346
Operating costs and expenses:
Cost of product sales (exclusive of amortization of purchased technology)	945	522	2,223	2,297
Selling, general and administrative	4,171	2,298	12,582	7,140
Research and development	544	536	1,632	1,597
Depreciation and amortization	94	319	218	953

Total operating costs and expenses	5,754	3,675	16,655	11,987

Income (loss) from operations	(1,709)	(117)	(7,271)	359
Other income (expense):
Non-cash amortization of deemed discount on convertible debentures	—	—	—	(108)
Interest income	137	29	469	87
Interest expense	—	(38)	—	(247)
Other income, net	51	5	51	6
Rental income (expense), net	—	67	(22)	181

Other income (expense), net	188	63	498	(81)

Net income (loss)	(1,521)	(54)	(6,773)	278
Non-cash deemed dividend related to beneficial conversion feature of Series B preferred stock	—	—	—	84
Dividends on Series B preferred stock	—	168	—	504

Net loss applicable to common shareholders	$(1,521)	$(222)	$(6,773)	$(310)

Net loss per common share applicable to common shareholders – basic and diluted	$(0.03)	$0.00	$(0.12)	$(0.01)

Shares used in computing net loss per share applicable to common shareholders – basic and diluted	56,870	52,813	55,841	52,236

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$4,366	$20,438
Short-term investments	4,911	6,139
Accounts receivable, net of allowance for doubtful accounts of $22 and $84 at September 30, 2006 and December 31, 2005, respectively	2,022	725
Inventories, net	2,901	1,577
Prepaid expenses and other current assets	1,279	710

Total current assets	15,479	29,589
Property and equipment, net	601	655
Purchased technology, net	2,514	—
Goodwill	299	299
Deposits and other assets	716	805

Total assets	$19,609	$31,348

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,860	$1,505
Accrued compensation	890	709
Sales-related reserves	3,177	2,581
Other accrued liabilities	533	632
Income taxes payable	—	200
Preferred stock, 7,125 Series B shares at redemption amount at December 31, 2005	—	7,841

Total current liabilities	6,460	13,468
Lease termination and deferred rent liability	1,807	1,350
Other non-current liabilities	20	27
Preferred stock, no par value, 7,500,000 shares authorized; 2,155,715 Series A shares issued and outstanding at September 30, 2006 and December 31, 2005 (aggregate liquidation preference of $10,000 at September 30, 2006 and December 31, 2005)	5,081	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 57,216,721 and 54,461,291 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	92,157	90,571
Accumulated deficit	(85,920)	(79,147)
Accumulated other comprehensive gain (loss)	4	(2)

Total shareholders’ equity	6,241	11,422

Total liabilities and shareholders’ equity	$19,609	$31,348